UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2011

ABITIBIBOWATER INC.

(Exact name of Registrant as Specified in Charter)

Delaware	001-33776	98-0526415
(State or other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

AbitibiBowater Inc. 1155 Metcalfe Street, Suite 800 Montreal, Quebec, Canada	H3B 5H2
(Address of principal executive offices)	(Zip Code)

(514) 875-2160

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02    DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS.

On January 7, 2011, the human resources and compensation/nominating and governance committee of AbitibiBowater Inc.’s (the “Company”) board of directors adopted the material terms of the 2011 AbitibiBowater Inc. Short-Term Incentive Plan, or the “2011 STIP”. The 2011 STIP provides that participating employees, including each of the Company’s named executive officers, are eligible to receive cash incentive awards expressed as a percentage of their base salaries, based on certain quantitative Company performance goals over the 2011 annual period. In respect of the Company’s named executive officers, the target and maximum incentive awards are 100% and 150% of base salary, with no applicable minimum, and the applicable performance metrics may include: income from operations, manufacturing cash cost reductions, reduction in selling and administrative expenses, frequency of safety incidents and severity of safety incidents.

Awards, if granted, are expected to be made in the first quarter of 2012. The aggregate amount payable under the 2011 STIP for all eligible employees is limited to 7% of the Company’s 2011 free cash flow (defined as income from operations adjusted for cash interest, cash reorganization costs, depreciation, pension funding, cash taxes, working capital variation and maintenance capital expenditures).

Employees remain eligible for pro rated awards if they voluntarily retire or are terminated other than for cause during the year. Employees who voluntarily resign or are terminated for cause will not be eligible. The 2011 STIP is administered by the human resources and compensation/nominating and governance committee. The committee may adjust financial and cost metrics, and may adjust any and all awards in its discretion. Awards are discretionary and subject to modification until they are made, including increases, decreases, cancellations, deferrals and other conditions, even if performance levels have been met.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ABITIBIBOWATER INC.

By:	/s/ Jacques P. Vachon
Name:	Jacques P. Vachon
Title:	Senior Vice President, Corporate Affairs and Chief Legal Officer

Dated: January 13, 2011